Exhibit 99.2

Press Release
For Immediate Release

OVERLAND STORAGE APPOINTS TWO NEW BOARD MEMBERS

Veteran Storage Executives Fill Board Vacancies

SAN DIEGO – November 15, 2007 – Overland Storage, Inc. (NasdaqNM: OVRL) today announced the appointment of Nora M. Denzel and Eric L. Kelly to its board of directors, filling two vacancies and bringing the board total to seven.

“We are extremely pleased to announce the addition of Nora and Eric to our Board,” said Vern LoForti, president and chief executive officer of Overland Storage. “They are both extremely experienced storage executives who are fully capable of providing valuable vision and guidance to Overland. Not only do Nora and Eric have backgrounds in storage, but each is well-versed in strategy formulation and implementation. In addition, both have had hands-on experience in corporate finance matters. As their corporate affiliations include many of the enterprise partners Overland has worked with over the years, they each are already very familiar with the challenges of our sector in the storage technology industry. Over the past several months, Overland has made significant progress on many fronts, and we are now able to be more forward-looking. As we evaluate new opportunities, the vision, in-depth knowledge and guidance of our board, now complete, will help us forge a strategy for success.”

Nora Denzel is currently an adviser to several technology companies after serving for over 21 years in the computer industry in a broad range of assignments. Most recently, she was a senior vice president at Hewlett Packard heading various divisions including storage, software and consulting. Prior to HP, she played a strategic role in the growth of Legato Systems while serving as senior vice president of product operations. Her initial corporate experiences were at IBM, where she began her career as a software engineer and then served in several marketing, engineering, and executive level positions, including the business line manager of IBM’s portfolio of storage management software products.

Denzel has been named “one of the most powerful people in computer networking” by Network World and “one of the top 20 movers and shakers in the storage industry” by Storage Magazine. She holds an M.B.A. from Santa Clara University and a B.S. in Computer Science from the State University of New York. She resides in Saratoga, Calif.

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Eric Kelly is currently president of Silicon Valley Management Partners Inc., a management consulting and M&A advisory firm, which he co-founded earlier this year. Kelly spent nearly 30 years in computer technology developing distinct operational, marketing and sales expertise. His most recent corporate position was vice president and general manager of storage systems solutions at Adaptec, Inc. Prior to that, he served as president and CEO of Snap Appliance, which was acquired by Adaptec. Two years earlier, Kelly engineered the purchase of Snap from Quantum Corp., having recognized the inherent value in Snap, where the main product he drove became the volume market leader in Network Attached Storage (NAS) appliances. His previous corporate affiliations include Maxtor Corp., Dell Computer Corp., Diamond Multimedia, Conner Peripherals and IBM.

Kelly earned an M.B.A. from San Francisco State University and a B.S. in Business from San Jose State University. He resides in Danville, Calif.

Overland has appointed Kelly to the audit committee on the board of directors. With the addition of a third, independent director to this group, Overland has regained NASDAQ compliance with the Nasdaq Marketplace Rule 4350(d)(2)(A), which requires, in part, that the audit committee be comprised of three members who satisfy the rule’s eligibility requirements.

About Overland Storage

Now in its 27th year, Overland Storage is a market leader and innovative provider of simply- protected storage solutions – smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the ULTAMUS™ RAID SERIES of affordable, high-capacity storage; REO SERIES® of disk-based backup, recovery and VTL appliances; and the NEO SERIES® and ARCvault™ SERIES tape automation solutions. Overland sells its products through leading OEMs, commercial distributors, direct market resellers, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault Series, ARCvault and ULTAMUS are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Vernon A. LoForti, president and CEO

Email: vloforti@overlandstorage.com

Kurt Kalbfleisch, vice president and CFO

Email: kkalbfleisch@overlandstorage.com

Tel: 858-571- 5555

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